EXHIBIT 99


                          UNITY BANCORP, INC. ANNOUNCES
                       RECORD FIRST QUARTER 1998 EARNINGS

CLINTON, NEW JERSEY, APRIL 16, 1998 ... UNITY BANCORP, INC. (AMEX: UBI, UBI:WS), parent company of FIRST COMMUNITY BANK reported Net Income of $340,500 for the first quarter ended March 31, 1998, versus $196,500 for the first quarter of 1997, representing a 73% increase.

Unity achieved a 19% increase in Total Assets to $223,300,000 at March 31, 1998, compared to $187,600,000 a year earlier. Net Loans increased to $132,800,000, up 27% from the $104,300,000 at March 31, 1997. Total Deposits rose by 20% to $201,700,000, compared to $168,000,000 at March 31, 1997.

Net Interest Income increased by 27% to $2,300,000 for the 1998 first quarter, from $1,800,000 for the 1997 first quarter. Non-Interest Income increased by 45% to $821,000 from $564,000 for the respective quarter.

Chairman and Chief Executive Officer Robert Van Volkenburgh stated, "These results demonstrate the continuing growth in our core small business and consumer lending units. Our presence in the fast-growing Central Jersey market exposes us to the potential for greater expansion of these lines of business."

                               UNITY BANCORP, INC.
                              Financial Highlights
                                   (Unaudited)

                                       For the Three Months Ended
                                ----------------------------------------
                                March 31, 1998            March 31, 1997
                                --------------            --------------

Net Income ...................     $340,500                  $196,500

Earnings per share

   Basic .....................       $0.17                     $0.10

   Fully Diluted .............       $0.16                     $0.10

Weighted Average Shares
Outstanding

    Basic ....................     1,994,000                 1,972,000

    Fully Diluted ............     2,135,000                 1,993,000


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UNITY BANCORP, INC.'S subsidiary, FIRST COMMUNITY BANK, is a community-oriented full-service commercial bank, providing a wide range of business and consumer financial services through its main office in Clinton and its six branches located in Flemington, North Plainfield, Springfield, Scotch Plains, Union, and Linden, New Jersey.


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